Exhibit 23.2

Consent of Independent Auditor

The Board of Directors
TGGT Holdings, LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-146376 and 333-189262) and Form S-3 (Nos. 333-169253, 333-192898 and 333-193660) of EXCO Resources, Inc. and subsidiaries of our report dated February 21, 2014, with respect to the consolidated balance sheets of TGGT Holdings, LLC as November 14, 2013 and December 31, 2012 and the related consolidated statements of operations, cash flows, and members’ equity for the period from January 1, 2013 to November 14, 2013 and each of the years in the two year period ended December 31, 2012, which report appears in the December 31, 2013 Annual Report on Form 10-K of EXCO Resources, Inc.
/s/ KPMG LLP
Dallas, Texas
February 26, 2014